Exhibit 99.1

Uranium Resources, Inc. Submits Required Documentation to NRC to Activate License

LEWISVILLE, Texas--(BUSINESS WIRE)--October 19, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced today that it has filed documents with the U.S. Nuclear Regulatory Commission (“NRC”) to reactivate its NRC License, which is currently in timely renewal status. This filing responds to certain determinations made by the Atomic Safety and Licensing Board identified during its extensive hearing process. Once active, the license may be utilized according to its present terms and conditions while pending renewal from the NRC.

Don Ewigleben, President and CEO commented, "This filing allows us to move one step closer to production. As we move forward with our Churchrock Project, we will continue to work with state and federal regulatory agencies to meet all regulatory requirements. We will also continue to educate the community on the project, our focus on safety and the environment as well as the economic opportunity it creates for the area."

The documents filed yesterday with the NRC provide additional information regarding reclamation cost estimates. These estimates will add to the bases for determining the initial financial surety requirements to guarantee that sufficient resources will be available to properly reclaim the project site. In addition to evaluating this initial estimate, NRC will review and may update URI’s financial surety amounts annually during the project’s life to assure that the financial assets securing the project are adequate to provide for an independent contractor to conduct reclamation according to the terms of its License should URI be unable to do so.

The NRC license allows for the production of up to 1 million pounds per year from Churchrock Section 8 until a successful commercial demonstration of restoration is made at that site, after which mining on other project properties can begin and the quantity of production can be increased to 3 million pounds per year.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties are currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski/Craig Mychajluk
716-843-3908 / 716-843-3832
dpawlowski@keiadvisors.com / cmychajluk@keiadvisors.com
or
Media:
Uranium Resources, Inc.
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President and Chief Executive Officer